UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2005

B of I HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

Item 1.01: Entry into a Material Definitive Agreement

Item 9.01: Financial Statements and Exhibits

SIGNATURE

Item 1.01  Entry into a Material Definitive Agreement

On December 7, 2005, Bank of Internet USA (the “Bank”), a subsidiary of registrant (“BOFI”), entered into an employment agreement (the “Agreement”) with a new executive officer, Terry Harris. Mr. Harris assumed the duties of the Vice President and Chief Credit Officer of the Bank, effective December 1, 2005. The prior Chief Credit Officer, Mr. Patrick Dunn assumed a new Bank position, Chief Credit Officer - Multifamily, which reports to Mr. Harris.

The terms of the Agreement provide for a base annual salary of $150,000, participation in future bonus programs starting after the fiscal year ending June 30, 2006, and participation in stock option plans. Under the terms of his Agreement, Mr. Harris was granted non-qualified stock options to purchase 20,000 shares of BOFI common stock granted on his start date at an exercise price of $8.10 per share, equal to the closing price of BOFI on December 1, 2005. The options have a term of 10 years from the grant date, vest over four years and the vested portions are exercisable after one year. The form of the Stock Option Award Agreement used for the grants above was previously filed by BOFI as Exhibit 10.1 to its 8-K filed on July 28, 2005.

Under the Agreement, if the Bank terminates Mr. Harris for any reason other than for cause, the Bank must (a) pay him normal compensation in effect through the date of termination; (b) pay him a severance payment equal to twelve times his then-current base monthly salary, payable at the option of the board of directors either in one lump sum or in twelve equal installments; and (c) continue group insurance benefits for him for one year from termination, or until he commences work with a new employer providing group medical insurance benefits. In addition, if Mr. Harris is terminated for any reason other than for cause, or due to death or disability, then all stock options currently held by him will fully vest as of the termination date. The term of the Agreement automatically renews each year, unless terminated by the Bank or Mr. Harris.

A copy of the Agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement between Terry Harris and Bank of Internet USA, executed December 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B of I HOLDING, INC.

Date: December 8, 2005	By:	/s/ Gary Lewis Evans
Gary Lewis Evans
President and Chief Executive Officer